EXHIBIT 1

Joint Filing Agreement

The undersigned agree, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13G relating to the Class A Common Stock of Bumble Inc. to which this agreement is attached, and amendments thereto, may be filed on behalf of each of them.

Each undersigned is responsible for the timely filing of the statement and amendments and for the completeness and accuracy of the information concerning that person. No undersigned is responsible for information concerning another person unless that undersigned knows or has reason to believe that such information is inaccurate. Each undersigned’s eligibility to report on Schedule 13G must be confirmed before execution.

Date:	October 19, 2026

Hilary L. Shane

By:	/s/ Hilary L. Shane
Hilary L. Shane, individually

Hilary L. Shane Revocable Trust

By:	/s/ Hilary L. Shane
Hilary L. Shane, Trustee

ODS Capital LLC

By:	/s/ Hilary L. Shane
Hilary L. Shane, Managing Member

Oliver Shane Irrevocable Trust

By:	/s/ Lisa Kabula
Lisa Kabula, Trustee